Exhibit 99.1

Contacts:	RadView Software Ltd.
Christopher Dineen, Chief Financial Officer
781-238-1111
Press: Beth Clark, Senior Marketing Manager
781-238-1111

For Immediate Release

RADVIEW REPORTS SECOND QUARTER 2005 RESULTS

BURLINGTON, MA – July 28, 2005 – RadView Software Ltd. (OTCBB: RDVWF), a premier provider of solutions for verifying the performance, scalability and integrity of business critical Web applications, today reported financial results for the second quarter ended June 30, 2005.

Revenues for the second quarter of 2005 were $1,640,000, an increase of 54% compared to revenues of $1,068,000 for the second quarter of 2004.  The Company’s net loss for the second quarter of 2005 was $569,000, or $0.03 per share, compared to a net loss of $995,000, or $0.05 per share, for the second quarter of 2004.

“We are pleased with the results of the second quarter of 2005,” said Ilan Kinreich, President and CEO of RadView.  “Revenues have shown sequential and year-over-year growth through increased software license revenues driven by a major technology license transaction and increased direct sales contribution.”

Revenues for the first six months of 2005 were $3,147,000 compared to $2,048,000 in the first six months of 2004.  The Company’s net loss for the first six months of 2005 was $1,312,000, or $0.06 per share, compared to a net loss of $2,146,000, or $0.11 per share, in the first six months of 2004.

“Technology license transactions have been a major contributing factor to our growth and at this time comparable transactions that were in our pipeline have not materialized,” continued Ilan Kinreich. “We foresee a likely impact to our revenues in the second half of 2005 which causes us to reevaluate our 2005 operating plan.  As a result, we have taken measures to adjust our expenses to maintain our focus toward our goal of achieving profitability.”

The Company also announced that it has retained Revolution Partners, LLC as its financial advisor to assist in the exploration of strategic alternatives to enhance shareholder value.

Conference Call

Ilan Kinreich, President and Chief Executive Officer, and Christopher Dineen, Chief Financial Officer, will host a conference call to discuss this announcement on Thursday, July 28, 2005 at 5:00 p.m. Eastern time.  The live broadcast and replay of the call will be available over the Internet at www.radview.com.  An audio replay of the call will also be available until midnight on August 4, 2005 and can be accessed by calling (888) 274-8331 in the U.S. or (402) 220-7332 internationally.

About RadView

RadView™ Software Ltd. (OTCBB: RDVWF) is a leading provider of solutions for verifying the performance, scalability and integrity of business-critical Web applications.  Deployed at over 1,550 customers worldwide from major industries such as financial services, retail, manufacturing, education and technology, RadView’s award-winning products enable customers to reduce costs while improving

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the quality of their Web applications throughout the development lifecycle.  Corporate offices are located in Burlington, MA.  For more information visit www.radview.com or call 1-888-RADVIEW.

Statements concerning RadView’s business outlook or future performance; anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements” as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: our limited operating history and history of losses; market acceptance of our products; ability to develop new products and enhance existing products; impact of significant competition; and other factors detailed in RadView’s filings with the Securities and Exchange Commission. RadView assumes no obligation to update the information in this release. RadView, WebLOAD, WebRM, WebLOAD Analyzer and WebFT are trademarks of RadView Software Ltd. Other names may be trademarks of their respective owners.

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RADVIEW SOFTWARE LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues:
Software licenses	$1,026	$523	$1,966	$970
Services	614	545	1,181	1,078
Total Revenues	1,640	1,068	3,147	2,048

Cost of Sales:
Software licenses	35	18	71	49
Services	52	77	109	157
Total Cost of Sales	87	95	180	206

Gross Profit	1,553	973	2,967	1,842

Operating Expenses:
Sales and marketing	999	897	1,960	1,746
Research and development	659	636	1,369	1,305
General and administrative	466	417	942	922
Total Operating Expenses	2,124	1,950	4,271	3,973

Operating loss	(571)	(977)	(1,304)	(2,131)

Interest income (expense), net	(3)	3	(5)	6
Other income (expense)	5	(21)	(3)	(21)

Net loss	$(569)	$(995)	$(1,312)	$(2,146)

Basic and diluted net loss per share	$(0.03)	$(0.05)	$(0.06)	$(0.11)

Weighted average number of shares used in computing basic and diluted net loss per share	20,526	20,456	20,526	19,126

RADVIEW SOFTWARE LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2005	December 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$1,750	$2,163
Accounts receivable, net	806	605
Prepaid expenses and other current assets	276	375
Total current assets	2,832	3,143

Property and Equipment, net	184	164
Other Assets	402	607

Total Assets	$3,418	$3,914

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Revolving line of credit, net of discount	$1,252	$—
Accounts payable	361	239
Accrued expenses	1,144	1,141
Deferred revenue	1,400	1,905
Total current liabilities	4,157	3,285

Long-term Liabilities:
Accrued severance	543	713

Total Liabilities	4,700	3,998

Shareholders’ Deficit:
Ordinary shares	51	51
Additional paid-in capital	56,927	56,813
Accumulated deficit	(58,160)	(56,848)
Treasury shares, at cost	(100)	(100)
Total Shareholders’ Deficit	(1,282)	(84)

Total Liabilities and Shareholders’ Deficit	$3,418	$3,914